Exhibit 99.1

Oil-Dri Board of Directors Authorizes Additional Common Stock Repurchases and Approves Dividend Increases

CHICAGO, Oct. 11 /PRNewswire-FirstCall/ -- Oil-Dri Corporation of America (NYSE: ODC) announced today that its Board of Directors authorized the repurchase of an additional 500,000 shares of its Common Stock and declared quarterly cash dividends of $0.12 per share of Common Stock and $0.09 per share of Class B Stock.

Daniel Jaffee, Oil-Dri President and Chief Executive Officer said, “We believe our Common Stock repurchase program is a good investment in our future and I am pleased with the Board’s decision to approve additional shares for this program. Purchases will be periodic and subject to SEC regulations, market conditions and future business opportunities.”

Including the 218,704 shares left under prior authorizations, the company is now authorized to repurchase 718,704 shares of Common Stock.

The dividends will be payable on December 9, 2005, to stockholders of record at the close of business on November 11, 2005. The fiscal year 2006 marks the 29th consecutive year the company has paid cash dividends.

Oil-Dri Corporation of America is the world’s largest manufacturer of cat litter and a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets.

This release contains certain forward-looking statements regarding the company’s expected performance for future periods, and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties which include, but are not limited to, intense competition from much larger organizations in the consumer market; the level of success in implementation of price increases and surcharges; increasing acceptance of genetically modified and treated seed and other changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, volatility in the price and availability of natural gas, fuel oil and other energy sources, and other factors detailed from time to time in the company’s annual report and other reports filed with the Securities and Exchange Commission.

SOURCE  Oil-Dri Corporation of America
          -0-                                        10/11/2005
          /CONTACT: Ronda J. Williams of Oil-Dri Corporation of America, +1-312-706-3232/
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